Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054	Contact:
www.svb.com	Meghan O'Leary
Investor Relations
For release at 1:00 P.M. (Pacific Time)	(408) 654-6364
July 26, 2018

NASDAQ: SIVB
SVB FINANCIAL GROUP ANNOUNCES 2018 SECOND QUARTER FINANCIAL RESULTS

SANTA CLARA, Calif. — July 26, 2018 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the second quarter ended June 30, 2018.

Consolidated net income available to common stockholders for the second quarter of 2018 was $237.8 million, or $4.42 per diluted common share, compared to $195.0 million, or $3.63 per diluted common share, for the first quarter of 2018 and $123.2 million, or $2.32 per diluted common share, for the second quarter of 2017. Consolidated net income available to common stockholders for the six months ended June 30, 2018 was $432.8 million, or $8.05 per diluted common share, compared to $224.7 million, or $4.22 per diluted common share, for the comparable 2017 period.

"Robust client liquidity, rising interest rates and healthy valuation gains from our VC-related investments and equity warrant assets helped drive another quarter of exceptional performance and further improvements to our 2018 outlook," said Greg Becker, President and CEO of SVB Financial Group. "These results were underpinned by strong fundamentals, a healthy pipeline and positive conditions for our clients."
Highlights of our second quarter 2018 results (compared to first quarter 2018, unless otherwise noted) included:

•	Average loan balances of $24.9 billion, an increase of $1.1 billion (or 4.4 percent).

•	Period-end loan balances of $26.0 billion, an increase of $1.4 billion (or 5.7 percent).

•	Average fixed income investment securities of $25.2 billion, an increase of $1.2 billion (or 4.9 percent).

•	Period-end fixed income investment securities of $25.5 billion, an increase of $0.9 billion (or 3.5 percent).

•	Average total client funds (on-balance sheet deposits and off-balance sheet client investment funds) increased $8.8 billion (or 8.0 percent) to $119.3 billion.

•	Period-end total client funds increased $11.0 billion (or 9.7 percent) to $124.7 billion.

•	Net interest income (fully taxable equivalent basis) of $468.5 million, an increase of $47.3 million (or 11.2 percent).

•	Provision for credit losses of $29.1 million, compared to $28.0 million.

•	Net loan charge-offs of $13.5 million, or 22 basis points of average total gross loans (annualized), compared to $8.8 million, or 15 basis points.

•
Gains on investment securities, net, of $36.1 million, compared to $9.1 million. Non-GAAP net gains on investment securities, net of noncontrolling interests, were $26.4 million, compared to non-GAAP net losses on investment securities, net of noncontrolling interests, of $3.8 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)

•	Gains on equity warrant assets of $19.1 million, compared to $19.2 million.

•
Noninterest income of $192.7 million, an increase of $37.2 million (or 23.9 percent). Non-GAAP core fee income increased $8.1 million (or 7.1 percent) to $123.1 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)

•	Noninterest expense of $305.7 million, an increase of $40.3 million (or 15.2 percent).

•	Effective tax rate of 24.5 percent compared to 27.5 percent.

Second Quarter 2018 Summary

(Dollars in millions, except share data, employees and ratios)	Three months ended					Six months ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	June 30, 2018	June 30, 2017
Income statement:
Diluted earnings per common share	$4.42	$3.63	$2.19	$2.79	$2.32	$8.05	$4.22
Net income available to common stockholders	237.8	195.0	117.2	148.6	123.2	432.8	224.7
Net interest income	466.4	419.9	393.7	374.0	342.7	886.3	652.7
Provision for credit losses	29.1	28.0	22.2	23.5	15.8	57.1	46.5
Noninterest income	192.7	155.5	152.3	158.8	128.5	348.2	246.2
Noninterest expense	305.7	265.4	264.0	257.8	251.2	571.2	488.9
Non-GAAP core fee income (1)	123.1	115.0	106.4	102.7	87.3	238.1	169.8
Non-GAAP noninterest income, net of noncontrolling interests (1)	183.2	142.5	144.5	153.2	119.0	325.7	230.1
Non-GAAP noninterest expense, net of noncontrolling interests (1)	305.5	265.4	263.7	257.6	251.0	571.0	488.5
Fully taxable equivalent:
Net interest income (2)	$468.5	$421.2	$395.3	$374.6	$343.2	$889.7	$653.5
Net interest margin	3.59%	3.38%	3.20%	3.10%	3.00%	3.49%	2.94%
Balance sheet:
Average total assets	$54,420.6	$52,367.2	$50,799.4	$49,795.4	$47,549.4	$53,399.6	$46,431.4
Average loans, net of unearned income	24,858.5	23,807.2	22,444.1	21,584.9	20,508.5	24,335.8	20,290.1
Average available-for-sale securities	10,048.4	10,748.5	12,081.0	12,674.6	12,393.1	10,396.5	12,471.2
Average held-to-maturity securities	15,112.2	13,234.3	11,703.0	10,467.5	9,128.4	14,178.4	8,865.8
Average noninterest-bearing demand deposits	39,814.5	37,950.8	36,962.0	36,578.8	34,629.1	38,887.8	33,674.5
Average interest-bearing deposits	8,157.5	8,155.3	7,811.4	7,464.1	7,509.6	8,156.4	7,380.1
Average total deposits	47,972.0	46,106.1	44,773.4	44,042.8	42,138.6	47,044.2	41,054.6
Average long-term debt	695.8	695.6	743.2	749.5	780.2	695.7	787.9
Period-end total assets	55,867.7	53,500.8	51,214.5	50,754.3	48,400.4	55,867.7	48,400.4
Period-end loans, net of unearned income	25,996.2	24,587.9	23,106.3	22,189.3	20,976.5	25,996.2	20,976.5
Period-end available-for-sale securities	9,593.4	10,080.4	11,120.7	12,603.3	12,071.1	9,593.4	12,071.1
Period-end held-to-maturity securities	15,898.3	14,548.9	12,663.5	11,055.0	9,938.4	15,898.3	9,938.4
Period-end non-marketable and other equity securities	852.5	824.9	651.1	627.5	630.7	852.5	630.7
Period-end noninterest-bearing demand deposits	40,593.3	37,515.4	36,655.5	36,862.0	35,046.4	40,593.3	35,046.4
Period-end interest-bearing deposits	8,294.0	8,421.2	7,598.6	7,950.0	7,418.9	8,294.0	7,418.9
Period-end total deposits	48,887.3	45,936.5	44,254.1	44,812.0	42,465.3	48,887.3	42,465.3
Off-balance sheet:
Average client investment funds	$71,311.5	$64,377.7	$57,589.1	$53,273.3	$49,109.4	$67,844.6	$47,619.8
Period-end client investment funds	75,773.7	67,739.2	60,329.7	54,241.5	51,897.5	75,773.7	51,897.5
Total unfunded credit commitments	18,728.4	17,170.8	17,462.5	16,341.9	16,786.8	18,728.4	16,786.8
Earnings ratios:
Return on average assets (annualized) (3)	1.75%	1.51%	0.92%	1.18%	1.04%	1.63%	0.98%
Return on average SVBFG stockholders’ equity (annualized) (4)	20.82	18.12	11.09	14.59	12.75	19.51	11.91
Asset quality ratios:
Allowance for loan losses as a % of total gross loans	1.10%	1.11%	1.10%	1.12%	1.12%	1.10%	1.12%
Allowance for loan losses for performing loans as a % of total gross performing loans	0.90	0.93	0.92	0.92	0.93	0.90	0.93
Gross loan charge-offs as a % of average total gross loans (annualized)	0.25	0.18	0.27	0.23	0.49	0.21	0.39
Net loan charge-offs as a % of average total gross loans (annualized)	0.22	0.15	0.23	0.19	0.44	0.18	0.34
Other ratios:
GAAP operating efficiency ratio (5)	46.39%	46.13%	48.36%	48.38%	53.32%	46.27%	54.39%
Non-GAAP operating efficiency ratio (1)	46.88	47.09	48.85	48.82	54.32	46.98	55.28
SVBFG CET 1 risk-based capital ratio	12.92	12.87	12.78	12.96	13.05	12.92	13.05

Bank CET 1 risk-based capital ratio	11.76	11.90	12.06	12.41	12.59	11.76	12.59
SVBFG total risk-based capital ratio	14.03	13.99	13.96	14.29	14.39	14.03	14.39
Bank total risk-based capital ratio	12.72	12.88	13.04	13.40	13.59	12.72	13.59
SVBFG tier 1 leverage ratio	8.81	8.67	8.34	8.34	8.40	8.81	8.40
Bank tier 1 leverage ratio	7.72	7.69	7.56	7.59	7.66	7.72	7.66
Period-end loans, net of unearned income, to deposits ratio	53.18	53.53	52.21	49.52	49.40	53.18	49.40
Average loans, net of unearned income, to average deposits ratio	51.82	51.64	50.13	49.01	48.67	51.73	49.42
Book value per common share (6)	$87.53	$83.43	$79.11	$77.00	$74.02	$87.53	$74.02
Other statistics:
Average FTE ("full-time equivalent") employees	2,591	2,498	2,433	2,434	2,372	2,545	2,358
Period-end FTE ("full-time equivalent") employees	2,626	2,512	2,438	2,433	2,380	2,626	2,380

(1)
To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of these non-GAAP measures to the most closely related GAAP measures is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

(2)
Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 21.0 percent for 2018 and 35.0 percent for 2017. The taxable equivalent adjustments were $2.0 million for the quarter ended June 30, 2018, $1.4 million for the quarter ended March 31, 2018, $1.6 million for the quarter ended December 31, 2017, $0.6 million for the quarter ended September 30, 2017 and $0.5 million for the quarter ended June 30, 2017. The taxable equivalent adjustments were $3.4 million and $0.8 million for the six months ended June 30, 2018 and June 30, 2017, respectively.

(3)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly average assets.

(4)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly average SVB Financial Group ("SVBFG") stockholders’ equity.

(5)	Ratio is calculated by dividing noninterest expense by total net interest income plus noninterest income.

(6)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity by total outstanding common shares.
Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $468.5 million for the second quarter of 2018, compared to $421.2 million for the first quarter of 2018. The $47.3 million increase from the first quarter of 2018 to the second quarter of 2018, was attributable primarily to the following:

•
An increase in interest income from loans of $33.2 million to $330.3 million for the second quarter of 2018. The increase was reflective primarily of the impact of $1.1 billion in average loan growth and higher interest rates compared to the first quarter of 2018. Overall loan yields increased 27 basis points, to 5.33 percent. Gross loan yields, excluding loan interest recoveries and loan fees, increased 20 basis points to 4.72 percent, as compared to 4.52 percent for the first quarter of 2018, reflective primarily of the full-quarter effect of the Federal Funds target rate increase in March 2018 as well as continued increases in LIBOR rates. Loan fee yields increased 10 basis points, or $7.9 million, primarily due to higher accelerated fee income from increased loan prepayments.

•
An increase in interest income from our fixed income investment securities in our available-for-sale ("AFS") and held-to-maturity ("HTM") portfolios of $16.0 million to $146.9 million for the second quarter of 2018. The increase was reflective of higher spreads from the continued reinvestment of maturing fixed income investment securities at higher-yielding rates as well as growth in average fixed income securities of $1.2 billion. Our overall yield from our fixed income securities portfolio increased 13 basis points to 2.34 percent, primarily attributable to the higher reinvestment rates compared to rates on paydowns and maturities.

•	Partially offset by an increase in interest expense of $2.3 million, due primarily to an increase in interest paid on our interest-bearing money market deposits as a result of market rate adjustments.

Net interest margin, on a fully taxable equivalent basis, was 3.59 percent for the second quarter of 2018, compared to 3.38 percent for the first quarter of 2018. Our net interest margin increased primarily as a result of the impact of rising interest rates as well as a shift in the mix of our interest-earning assets to loans and fixed income investment securities from our interest earning cash and other short-term investment securities.

For the second quarter of 2018, approximately 91.6 percent, or $22.9 billion, of our average gross loans were variable-rate loans that adjust at prescribed measurement dates. Of our variable-rate loans, approximately 66.1 percent are tied to prime-lending rates and 33.9 percent are tied to LIBOR.

Investment Securities

Our investment securities portfolio is comprised of: (i) our AFS and HTM securities portfolios, each consisting of fixed income investments which are managed to earn an appropriate portfolio yield over the long-term while maintaining sufficient liquidity and addressing our asset/liability management objectives; and (ii) our non-marketable and other equity securities portfolio, which represents primarily investments managed as part of our funds management business as well as public equity securities held as a result of equity warrant assets exercised. Our total average fixed income investment securities portfolio increased $1.2 billion, or 4.9 percent, to $25.2 billion for the quarter ended June 30, 2018. Our total period-end fixed income investment securities portfolio increased $0.9 billion, or 3.5 percent, to $25.5 billion at June 30, 2018. The duration of our fixed income investment securities portfolio was 3.7 years at June 30, 2018, and 3.4 years at March 31, 2018. Our period-end non-marketable and other equity securities portfolio increased $27.6 million to $852.5 million ($722.3 million net of noncontrolling interests) at June 30, 2018.

Available-for-Sale Securities

Average AFS securities were $10.1 billion for the second quarter of 2018 compared to $10.7 billion for the first quarter of 2018. Period-end AFS securities were $9.6 billion at June 30, 2018 compared to $10.1 billion at March 31, 2018. The decreases in average and period-end AFS security balances from the first quarter of 2018 to the second quarter of 2018 were due to $0.9 billion in portfolio paydowns and maturities during the second quarter of 2018 partially offset by purchases of $0.4 billion in U.S. Treasury securities. The weighted-average duration of our AFS securities portfolio was 2.1 years at June 30, 2018 and 1.9 years at March 31, 2018.

Held-to-Maturity Securities

Average HTM securities were $15.1 billion for the second quarter of 2018, compared to $13.2 billion for the first quarter of 2018. Period-end HTM securities were $15.9 billion at June 30, 2018, compared to $14.5 billion at March 31, 2018. The increases in average and period-end HTM security balances from the first quarter of 2018 to the second quarter of 2018 were due to new purchases of $1.3 billion primarily in mortgage-backed securities and $0.5 billion in municipal bonds, partially offset by $0.5 billion in portfolio paydowns and maturities. The weighted-average duration of our HTM securities portfolio was 4.7 years at June 30, 2018 and 4.5 years at March 31, 2018.

Non-Marketable and Other Equity Securities

Our non-marketable and other equity securities portfolio primarily represents investments in venture capital and private equity funds, our China joint venture bank, debt funds, private and public portfolio companies and investments in qualified affordable housing projects.
Our non-marketable and other equity securities portfolio increased $27.6 million to $852.5 million ($722.3 million net of noncontrolling interests) at June 30, 2018, compared to $824.9 million ($699.4 million net of noncontrolling interests) at March 31, 2018. The increase was primarily attributable to new investments within our qualified affordable housing projects portfolio. Reconciliations of our non-GAAP non-marketable and other equity securities, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures."

Loans

Average loans (net of unearned income) increased by $1.1 billion to $24.9 billion for the second quarter of 2018, compared to $23.8 billion for the first quarter of 2018. Period-end loans (net of unearned income) increased by $1.4 billion to $26.0 billion at June 30, 2018, compared to $24.6 billion at March 31, 2018. Average and period-end loan growth came primarily from our private equity/venture capital portfolio as well as from our private bank and life science/healthcare portfolios.

Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million increased by $1.0 billion and totaled $12.6 billion or 48.3 percent of total gross loans at June 30, 2018 and $11.6 billion or 46.9 percent of total gross loans at March 31, 2018. Further details are provided under the section “Loan Concentrations."

Credit Quality

The following table provides a summary of our allowance for loan losses and our allowance for unfunded credit commitments:

	Three months ended			Six months ended
(Dollars in thousands, except ratios)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Allowance for loan losses, beginning balance	$274,294	$255,024	$243,130	$255,024	$225,366
Provision for loan losses	27,656	26,996	15,185	54,652	44,864
Gross loan charge-offs	(15,428)	(10,587)	(25,081)	(26,015)	(39,111)
Loan recoveries	1,926	1,788	2,535	3,714	4,327
Foreign currency translation adjustments	(1,739)	1,073	727	(666)	1,050
Allowance for loan losses, ending balance	$286,709	$274,294	$236,496	$286,709	$236,496
Allowance for unfunded credit commitments, beginning balance	52,823	51,770	46,335	51,770	45,265
Provision for unfunded credit commitments	1,424	976	621	2,400	1,676
Foreign currency translation adjustments	(143)	77	44	(66)	59
Allowance for unfunded credit commitments, ending balance (1)	$54,104	$52,823	$47,000	$54,104	$47,000
Ratios and other information:
Provision for loan losses as a percentage of period-end total gross loans (annualized)	0.42%	0.44%	0.29%	0.42%	0.43%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	0.25	0.18	0.49	0.21	0.39
Net loan charge-offs as a percentage of average total gross loans (annualized)	0.22	0.15	0.44	0.18	0.34
Allowance for loan losses as a percentage of period-end total gross loans	1.10	1.11	1.12	1.10	1.12
Provision for credit losses	$29,080	$27,972	$15,806	$57,052	$46,540
Period-end total gross loans	26,160,782	24,745,752	21,103,946	26,160,782	21,103,946
Average total gross loans	25,014,587	23,956,784	20,632,237	24,488,608	20,412,123
Allowance for loan losses for nonaccrual loans	53,677	44,261	40,558	53,677	40,558
Nonaccrual loans	124,842	116,667	120,172	124,842	120,172

(1)	The “allowance for unfunded credit commitments” is included as a component of “other liabilities.”
Our allowance for loan losses increased $12.4 million to $286.7 million due primarily to reserves for the $1.4 billion in period-end loan growth as well as a net increase in reserves for our nonaccrual loans, offset by a decrease in reserves for performing loans. As a percentage of total gross loans, our allowance for loan losses decreased one basis point to 1.10 percent at June 30, 2018, compared to 1.11 percent at March 31, 2018. The one basis point decrease was reflective primarily of a decrease in reserves for our performing loans from certain reserve methodology enhancements made as a result of the continued improvement of the credit quality of our large loans, partially offset by an increase in our nonaccrual loan reserves.

Our provision for credit losses was $29.1 million for the second quarter of 2018, consisting of the following:

•
a provision for loan losses of $27.7 million, which reflects primarily an increase of $13.4 million in net new specific reserves for nonaccrual loans, additional reserves of $12.5 million for period-end loan growth and $11.4 million for charge-offs not specifically reserved, offset by a decrease in reserves of $12.5 million reflective of the methodology enhancements mentioned above, and

•
a provision for unfunded credit commitments of $1.4 million, driven primarily increased reserves of $4.5 million from growth in unfunded credit commitment balances of $1.6 billion, offset by a decrease in reserves of $3.5 million reflective of the methodology enhancements mentioned above.

Gross loan charge-offs were $15.4 million for the second quarter of 2018, of which $11.4 million was not specifically reserved for at March 31, 2018. Gross loan charge-offs included $13.4 million from our software/internet loan portfolio and consisted primarily of $8.7 million for one sponsor-led buyout loan with the remaining $4.7 million primarily from early-stage clients.

Nonaccrual loans were $124.8 million at June 30, 2018, compared to $116.7 million at March 31, 2018. Our nonaccrual loan balance increased $8.1 million as a result of $29.1 million of new nonaccrual loans offset by $16.5 million of repayments and $4.5 million of charge-offs. New nonaccrual loans were primarily from loans in our software/internet and life science/healthcare loan portfolios. Nonaccrual loans as a percentage of total gross loans remained consistent at 0.48 percent for the second quarter of 2018 compared to 0.47 percent for the first quarter of 2018.

The allowance for loan losses for nonaccrual loans increased by $9.4 million to $53.7 million in the second quarter of 2018. The increase was due to $23.0 million of new nonaccrual loan reserves, partially offset by $13.6 million of charge-offs and reserve releases. New nonaccrual loan reserves were mostly attributable to clients in our software/internet and life science/healthcare loan portfolios.

Client Funds

Our total client funds consist of both on-balance sheet deposits and off-balance sheet client investment funds. Average total client funds were $119.3 billion for the second quarter of 2018, compared to $110.5 billion for the first quarter of 2018. Period-end total client funds were $124.7 billion at June 30, 2018, compared to $113.7 billion at March 31, 2018.

Average off-balance sheet client investment funds were $71.3 billion for the second quarter of 2018, compared to $64.4 billion for the first quarter of 2018. Average on-balance sheet deposits were $48.0 billion for the second quarter of 2018, compared to $46.1 billion for the first quarter of 2018. Period-end off-balance sheet client investment funds were $75.8 billion at June 30, 2018, compared to $67.7 billion at March 31, 2018. Period-end on-balance sheet deposits were $48.9 billion at June 30, 2018, compared to $45.9 billion at March 31, 2018.

The increases in our average and period-end total client funds from the first quarter of 2018 to the second quarter of 2018 were driven primarily by a strong equity funding environment, robust activities in the initial public offering ("IPO") and secondary public offering markets and healthy new client acquisition. Our Life Sciences, Corporate Finance, Early Stage Technology and Private Equity Division market segments were the leading portfolio contributors to total client funds growth for the second quarter of 2018.
Short-term Borrowings

On June 30, 2018, we borrowed a total of $400 million from our overnight credit facilities to support the short-term liquidity needs of Silicon Valley Bank (the "Bank"). These borrowings were repaid, subsequent to quarter-end, on July 2, 2018.
Noninterest Income

Noninterest income was $192.7 million for the second quarter of 2018, compared to $155.5 million for the first quarter of 2018. Non-GAAP noninterest income, net of noncontrolling interests was $183.2 million for the second quarter of 2018, compared to $142.5 million for the first quarter of 2018. (See reconciliations of non-GAAP measures used under the section "Use of Non-GAAP Financial Measures.")

The increase of $37.2 million ($40.7 million net of noncontrolling interests) in noninterest income from the first quarter of 2018 to the second quarter of 2018 was attributable primarily to higher net gains on investment securities and higher client investment fees. Items impacting noninterest income for the second quarter of 2018 were as follows:

Gains on investment securities of $36.1 million for the second quarter of 2018, compared to $9.1 million for the first quarter of 2018. Net of noncontrolling interests, non-GAAP net gains on investment securities were $26.4 million for the second quarter of 2018, compared to net losses of $3.8 million for the first quarter of 2018. The non-GAAP net gains, net of noncontrolling interests, of $26.4 million for the second quarter of 2018 were driven by the following:

◦
Gains of $18.1 million from our strategic and other investments, comprised primarily of net unrealized valuation increases in both private and public company investments held in our strategic venture capital funds, and

◦	Gains of $7.7 million from our managed funds of funds portfolio, related primarily to net unrealized valuation increases in the public company investments held by the funds in the portfolio.
The following tables provide a summary of non-GAAP net gains (losses) on investment securities, net of noncontrolling interests, for the three months ended June 30, 2018 and March 31, 2018, respectively:

	Three months ended June 30, 2018
(Dollars in thousands)	Managed Funds of Funds	Managed Direct Venture Funds	Public Equity Securities	Debt Funds	Strategic and Other Investments	Total
GAAP gains (losses) on investment securities, net	$17,531	$(423)	$140	$726	$18,140	$36,114
Less: income attributable to noncontrolling interests, including carried interest allocation	9,793	(139)	—	—	18	9,672
Non-GAAP gains (losses) on investment securities, net of noncontrolling interests	$7,738	$(284)	$140	$726	$18,122	$26,442

	Three months ended March 31, 2018
(Dollars in thousands)	Managed Funds of Funds	Managed Direct Venture Funds	Public Equity Securities	Debt Funds	Strategic and Other Investments	Total
GAAP gains (losses) on investment securities, net	$19,073	$1,919	$(22,282)	$(2,299)	$12,647	$9,058
Less: income attributable to noncontrolling interests, including carried interest allocation	12,197	708	—	—	—	12,905
Non-GAAP gains (losses) on investment securities, net of noncontrolling interests	$6,876	$1,211	$(22,282)	$(2,299)	$12,647	$(3,847)

Net gains on equity warrant assets were $19.1 million for the second quarter of 2018, compared to $19.2 million for the first quarter of 2018. Net gains on equity warrant assets for the second quarter of 2018 were attributable primarily to net gains from exercises of $8.9 million of equity warrant assets driven by IPO and M&A activity and $11.0 million of valuation increases in our private company warrant portfolio.

At June 30, 2018, we held warrants in 1,967 companies with a total fair value of $143.7 million. Warrants in 15 companies each had fair values greater than $1.0 million and collectively represented $38.6 million, or 26.8 percent, of the fair value of the total warrant portfolio at June 30, 2018.
The following table provides a summary of our net gains on equity warrant assets:

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Equity warrant assets:
Gains on exercises, net	$8,875	$9,927	$3,121	$20,509	$11,345
Cancellations and expirations	(826)	(922)	(571)	(1,726)	(1,129)
Changes in fair value, net	11,012	10,186	8,270	19,469	7,294
Total net gains on equity warrant assets	$19,061	$19,191	$10,820	$38,252	$17,510
The gains from investment securities from our nonmarketable and other equity securities portfolio as well as our equity warrant assets resulting from changes in valuations are currently unrealized, and the extent to which such gains (or losses) will become realized is subject to a variety of factors, including among other things, performance of the underlying portfolio companies, investor demand for IPOs, fluctuations in the underlying valuation of these companies, levels of M&A activity, and legal and contractual restrictions on our ability to sell the underlying securities.

Non-GAAP core fee income (foreign exchange fees, credit card fees, deposit service charges, lending related fees, client investment fees and letters of credit and standby letters of credit fees) increased $8.1 million to $123.1 million for the second quarter of 2018, compared to $115.0 million for the first quarter of 2018.
The following table provides a summary of our non-GAAP core fee income:

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Non-GAAP core fee income:
Foreign exchange fees	$34,077	$33,827	$26,108	$67,904	$52,355
Credit card fees	22,926	21,692	18,099	44,618	35,829
Deposit service charges	18,794	17,699	14,563	36,493	28,538
Client investment fees	29,452	22,875	12,982	52,327	22,008
Lending related fees	9,528	10,735	8,509	20,263	17,470
Letters of credit and standby letters of credit fees	8,347	8,182	7,006	16,529	13,645
Total Non-GAAP core fee income	$123,124	$115,010	$87,267	$238,134	$169,845

The increase in non-GAAP core fee income from the first quarter of 2018 to the second quarter of 2018 was primarily the result of strong performance in client investment fees as well as increased credit card fees and deposit service charges. Client investment fees increased $6.6 million driven by higher fees from our sweep products due to increases in client investment fund balances as well as higher market rates. Credit card fees increased $1.2 million due to higher interchange fee income reflective of increased transaction volumes. Deposit service charges increased $1.1 million driven by higher volumes of our transaction-based fee products.
Reconciliations of our non-GAAP noninterest income, non-GAAP net gains on investment securities and non-GAAP core fee income are provided under the section “Use of Non-GAAP Financial Measures.”
Noninterest Expense

Noninterest expense was $305.7 million for the second quarter of 2018, compared to $265.4 million for the first quarter of 2018. The increase of $40.3 million in noninterest expense consisted primarily of an increase in our total compensation and benefits and professional services expenses in the second quarter of 2018 compared to the first quarter of 2018.

The following table provides a summary of our compensation and benefits expense:

	Three months ended			Six months ended
(Dollars in thousands, except employees)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Compensation and benefits:
Salaries and wages	$76,831	$73,039	$68,029	$149,870	$134,888
Incentive compensation plans	52,473	42,389	35,633	94,862	68,307
Employee stock ownership plan ("ESOP")	1,909	1,244	1,191	3,153	2,335
Other employee incentives and benefits (1)	50,742	49,134	44,120	99,876	90,619
Total compensation and benefits	$181,955	$165,806	$148,973	$347,761	$296,149
Period-end full-time equivalent employees	2,626	2,512	2,380	2,626	2,380
Average full-time equivalent employees	2,591	2,498	2,372	2,545	2,358

(1)
Other employee incentives and benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), warrant and retention plans, agency fees and other employee-related expenses.

The $16.2 million increase in total compensation and benefits expense consists primarily of the following:

•	An increase of $10.1 million in incentive compensation expense reflective primarily of our strong full-year expected performance as well as an increase in FTE, and

•
An increase of $3.8 million in salaries and wages reflective primarily of the full-quarter impact of merit increases effective towards the end of the first quarter of 2018, an increase in the number of average full-time equivalent employees ("FTE") by 93 to 2,591 FTEs for the second quarter of 2018 and a $1.0 million write-off in capitalized salaries in connection with regulatory relief reform, offset by higher deferred loan origination costs capitalized due to increased loan origination volume in the second quarter of 2018.

The $18.1 million increase in professional services expense is reflective primarily of higher project spend on corporate strategic initiatives as well as a $6.0 million write-off for capitalized costs related to Comprehensive Capital Analysis and Review ("CCAR") preparation in connection with the Economic Growth, Regulatory Relief and Consumer Protection Act, which includes regulatory reform of the Systematically Important Financial Institution ("SIFI") threshold from $50 billion to $250 billion.
Income Tax Expense
Our effective tax rate was 24.5 percent for the second quarter of 2018, compared to 27.5 percent for the first quarter of 2018. Our effective tax rate is calculated by dividing income tax expense by the sum of income before income tax expense and net income attributable to noncontrolling interests.
The decrease in our effective tax rate for the second quarter of 2018 is due primarily to a $9.4 million increase in the recognition of excess tax benefits from share-based compensation in the second quarter of 2018 compared to the first quarter of 2018 which is reflective of the vesting, exercise activities of employees and increase in our stock price.
Noncontrolling Interests

Included in net income is income and expense related to noncontrolling interests. The relevant amounts allocated to investors in our consolidated subsidiaries, other than us, are reflected under “Net Income Attributable to Noncontrolling Interests” in our statements of income. The following table provides a summary of net income attributable to noncontrolling interests:

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net interest income (1)	$(10)	$(9)	$(10)	$(19)	$(17)
Noninterest income (1)	(7,856)	(9,522)	(9,264)	(17,378)	(14,718)
Noninterest expense (1)	227	(32)	223	195	392
Carried interest allocation (2)	(1,589)	(3,502)	(272)	(5,091)	(1,377)
Net income attributable to noncontrolling interests	$(9,228)	$(13,065)	$(9,323)	$(22,293)	$(15,720)

(1)	Represents noncontrolling interests’ share in net interest income, noninterest income and noninterest expense.

(2)	Represents the preferred allocation of income (or change in income) earned by us as the general partner of certain consolidated funds.
Net income attributable to noncontrolling interests was $9.2 million for the second quarter of 2018, compared to $13.1 million for the first quarter of 2018. Net income attributable to noncontrolling interests of $9.2 million for the second quarter of 2018 was primarily a result of net gains on investment securities (including carried interest allocation) from our managed funds of funds portfolio, related primarily to net unrealized valuation increases for public company investments held by the funds in the portfolio.
SVBFG Stockholders’ Equity

Total SVBFG stockholders’ equity increased by $0.3 billion to $4.7 billion at June 30, 2018, compared to $4.4 billion at March 31, 2018, due to net income of $237.8 million and an increase in additional paid-in capital of $20.0 million attributable primarily to amortization of share-based compensation partially offset by a decrease in the fair value of our AFS securities portfolio of $10.8 million, net of tax, driven by increases in period-end market interest rates.

Capital Ratios

Our regulatory risk-based capital ratios for SVB Financial Group increased modestly as of June 30, 2018, compared to the same ratios as of March 31, 2018, primarily as a result of a proportionally higher increase in capital from net income compared to the increase in risk-weighted assets for the second quarter of 2018. The increase in risk-weighted assets was primarily due to our robust loan growth for the second quarter of 2018. Overall, the Bank's risk-based capital ratios decreased, reflecting a $30.0 million cash dividend paid by the Bank to our bank holding company, SVB Financial Group, during the second quarter of 2018.

Both SVB Financial Group and the Bank's tier 1 leverage ratios slightly increased as of June 30, 2018, compared to March 31, 2018, due to proportionally higher capital from net income to average assets growth during the second quarter of 2018.

All of our reported capital ratios remain above the levels considered to be “well capitalized” under applicable banking regulations. See the "SVB Financial and Bank Capital Ratios" section, at the end of this release, for details.

Outlook for the Year Ending December 31, 2018

Our outlook for the year ending December 31, 2018 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. Except for the items noted below, we do not provide an outlook for certain items (such as gains or losses from warrants and investment securities) where the timing or financial impact are uncertain and/or subject to market or other conditions beyond our control (such as the level of IPO, M&A or general financing activity), or for potential unusual or non-recurring items. Also, as a result of the passage of the Tax Cuts and Jobs Act ("TCJ Act"), we have included guidance on our expected effective tax rate. The outlook and the underlying assumptions presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties, which are discussed below under the section “Forward-Looking Statements.”

For the full year ending December 31, 2018, compared to our full year 2017 results, we currently expect the following outlook: (Note that the outlook below includes: (i) the expected impact of the March 22, 2018 and June 13, 2018 increases of the target Federal Funds rate by the Federal Reserve of 25 basis points each as well as the increases in the 1- and 3- month LIBOR rates through June 30, 2018, and no assumptions about any further Federal Funds or LIBOR rate changes during 2018, and (ii) management updates to certain 2018 outlook metrics we previously disclosed on April 26, 2018.)

	Current full year 2018 outlook compared to 2017 results (as of July 26, 2018)	Change in outlook compared to outlook reported as of April 26, 2018
Average loan balances	Increase at a percentage rate in the high teens	No change from previous outlook
Average deposit balances	Increase at a percentage rate in the low teens	Outlook increased to low teens from previous outlook of low double digits
Net interest income (1)	Increase at a percentage rate in the mid-thirties	Outlook increased to mid-thirties from previous outlook of low thirties
Net interest margin (1)	Between 3.55% and 3.65%	Outlook increased to between 3.55% and 3.65% from previous outlook of between 3.50% and 3.60%
Allowance for loan losses for total gross performing loans as a percentage of total gross performing loans	Comparable to 2017 levels	No change from previous outlook
Net loan charge-offs	Between 0.20% and 0.40% of average total gross loans	Outlook decreased to between 0.20% and 0.40% from previous outlook of between 0.30% and 0.50%
Nonperforming loans as a percentage of total gross loans	Between 0.40% and 0.60% of total gross loans	Outlook decreased to between 0.40% and 0.60% from previous outlook of between 0.50% and 0.70%
Core fee income (foreign exchange fees, deposit service charges, credit card fees, lending related fees, client investment fees and letters of credit fees) (2)	Increase at a percentage rate in the low thirties	Outlook increased to low thirties from previous outlook of high twenties
Noninterest expense (excluding expenses related to noncontrolling interests) (3) (4)	Increase at a percentage rate in the low teens	Outlook increased to low teens from previous outlook of low double digits
Effective tax rate (5)	Between 26.0% and 28.0%	Outlook decreased to between 26.0% and 28.0% from previous outlook of between 27.0% and 30.0%

(1)
Our outlook for net interest income and net interest margin is based primarily on management's current forecast of average deposit and loan balances and deployment of surplus cash into investment securities. Such forecasts are subject to change, and actual results may differ, based on market conditions, actual prepayment rates and other factors described under the section "Forward-Looking Statements" below.

(2)
Core fee income is a non-GAAP measure, which represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP core fee income to GAAP noninterest income for fiscal 2018 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure.

(3)
Noninterest expense (excluding expenses related to noncontrolling interests) is a non-GAAP measure, which represents noninterest expense, but excludes expenses attributable to noncontrolling interests. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP noninterest expense (excluding expenses related to noncontrolling interests) to GAAP noninterest expense for fiscal 2018 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure.

(4)
Our outlook for noninterest expense is partly based on management's current forecast of performance-based incentive compensation expenses. Such forecasts are subject to change, and actual results may differ, based on our performance relative to our internal performance targets.

(5)
Our outlook for our effective tax rate is based on management's current assumptions with respect to, among other things, the Company's earnings, state income tax levels, tax deductions and estimated performance-based compensation activity. Such forecasts are subject to change, and actual results may differ, based on variations of the expected impact of the TCJ Act and other factors described under the section "Forward-Looking Statements" below.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In addition, forward-looking statements generally can be identified by the use of such words as “becoming,” “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “assume,” “seek,” “expect,” “plan,” “intend,” the negative of such words or comparable terminology. In this release, including our CEO's statement and in the section “Outlook for the Year Ending December 31, 2018”, we make forward-looking statements discussing management’s expectations about, among other things, economic conditions; opportunities in the market; the outlook on our clients' performance; our financial, credit, and business performance, including potential investment gains; loan growth, loan mix and loan yields; expense levels; our expected effective tax rate; and financial results (and the components of such results) for certain quarters in, and for the full year 2018.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we have based these expectations on our current beliefs as well as our assumptions, and such expectations may not prove to be correct. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside our control. Our actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements. Important factors that could cause our actual results and financial condition to differ from the expectations stated in the forward-looking statements include, among others:

•	market and economic conditions, including the interest rate environment, and the associated impact on us;

•	changes in the volume and credit quality of our loans as well as volatility of our levels of nonperforming assets and charge-offs;

•	the impact of changes in interest rates or market levels or factors affecting or affected by them, especially on our loan and investment portfolios;

•	changes in the levels of our loans, deposits and client investment fund balances;

•	changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets;

•	variations from our expectations as to factors impacting our cost structure;

•
changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity;

•	variations from our expectations as to factors impacting the timing and level of employee share-based transactions;

•	variations from our expectations as to factors impacting our estimate of our full-year effective tax rate, including the expected impact of the TCJ Act;

•	changes in applicable accounting standards and tax laws; and

•	regulatory or legal changes or their impact on us.

For additional information about these and other factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including under the caption "Risk Factors" in our most recent Annual Report filed on Form 10-K. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call
On Thursday, July 26, 2018, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the quarter ended June 30, 2018. The conference call can be accessed by dialing (888) 771-4371 or (847) 585-4405, and entering the confirmation number "47244493".  A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 5:30 p.m. (Pacific Time) on Thursday, July 26, 2018, through 9:59 p.m. (Pacific Time) on Saturday,

August 25, 2018, and may be accessed by dialing (888) 843-7419 or (630) 652-3042 and entering the passcode "47244493#". A replay of the audio webcast will also be available on www.svb.com for 12 months beginning on July 26, 2018.

About SVB Financial Group

For 35 years, SVB Financial Group (NASDAQ: SIVB) and its subsidiaries have helped innovative companies and their investors move bold ideas forward, fast. SVB Financial Group’s businesses, including Silicon Valley Bank, offer commercial and private banking, asset management, private wealth management, brokerage and investment services, funds management and business valuation services to companies in the technology, life science and healthcare, private equity and venture capital, and premium wine industries. Headquartered in Santa Clara, California, SVB Financial Group operates in centers of innovation around the world. Learn more at svb.com.

SVB Financial Group is the holding company for all business units and groups © 2018 SVB Financial Group. All rights reserved. SVB, SVB FINANCIAL GROUP, SILICON VALLEY BANK, MAKE NEXT HAPPEN NOW and the chevron device are trademarks of SVB Financial Group, used under license. Silicon Valley Bank is a member of the FDIC and the Federal Reserve System. Silicon Valley Bank is the California bank subsidiary of SVB Financial Group.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended			Six months ended
(Dollars in thousands, except share data)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Interest income:
Loans	$330,298	$297,073	$250,197	$627,371	$477,538
Investment securities:
Taxable	137,150	124,477	95,522	261,627	185,325
Non-taxable	7,666	5,092	885	12,758	1,531
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	6,187	5,756	7,323	11,943	10,459
Total interest income	481,301	432,398	353,927	913,699	674,853
Interest expense:
Deposits	6,270	4,097	2,197	10,367	3,914
Borrowings	8,588	8,438	9,034	17,026	18,250
Total interest expense	14,858	12,535	11,231	27,393	22,164
Net interest income	466,443	419,863	342,696	886,306	652,689
Provision for credit losses	29,080	27,972	15,806	57,052	46,540
Net interest income after provision for credit losses	437,363	391,891	326,890	829,254	606,149
Noninterest income:
Gains on investment securities, net	36,114	9,058	17,630	45,172	33,600
Gains on equity warrant assets, net	19,061	19,191	10,820	38,252	17,510
Foreign exchange fees	34,077	33,827	26,108	67,904	52,355
Credit card fees	22,926	21,692	18,099	44,618	35,829
Deposit service charges	18,794	17,699	14,563	36,493	28,538
Client investment fees	29,452	22,875	12,982	52,327	22,008
Lending related fees	9,528	10,735	8,509	20,263	17,470
Letters of credit and standby letters of credit fees	8,347	8,182	7,006	16,529	13,645
Other	14,390	12,259	12,811	26,649	25,232
Total noninterest income	192,689	155,518	128,528	348,207	246,187
Noninterest expense:
Compensation and benefits	181,955	165,806	148,973	347,761	296,149
Professional services	46,813	28,725	27,925	75,538	53,344
Premises and equipment	19,173	18,545	18,958	37,718	34,816
Net occupancy	13,288	13,616	11,126	26,904	22,777
Business development and travel	12,095	11,191	11,389	23,286	20,584
FDIC and state assessments	10,326	9,430	9,313	19,756	17,995
Correspondent bank fees	3,277	3,410	3,163	6,687	6,608
Other	18,812	14,694	20,399	33,506	36,606
Total noninterest expense	305,739	265,417	251,246	571,156	488,879
Income before income tax expense	324,313	281,992	204,172	606,305	363,457
Income tax expense	77,287	73,966	71,656	151,253	123,061
Net income before noncontrolling interests	247,026	208,026	132,516	455,052	240,396
Net income attributable to noncontrolling interests	(9,228)	(13,065)	(9,323)	(22,293)	(15,720)
Net income available to common stockholders	$237,798	$194,961	$123,193	$432,759	$224,676
Earnings per common share—basic	$4.48	$3.69	$2.34	$8.17	$4.28
Earnings per common share—diluted	4.42	3.63	2.32	8.05	4.22
Weighted average common shares outstanding—basic	53,064,224	52,883,063	52,536,927	52,974,143	52,440,783
Weighted average common shares outstanding—diluted	53,776,035	53,685,216	53,194,031	53,731,719	53,180,390

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in thousands, except par value and share data)	June 30, 2018	March 31, 2018	June 30, 2017
Assets:
Cash and cash equivalents	$2,712,101	$2,619,384	$3,854,244
Available-for-sale securities, at fair value (cost $9,717,156, $10,189,071, and $12,053,305, respectively)	9,593,366	10,080,384	12,071,052
Held-to-maturity securities, at cost (fair value $15,493,995, $14,229,439, and $9,910,504, respectively)	15,898,263	14,548,856	9,938,371
Non-marketable and other equity securities (1)	852,505	824,936	630,670
Investment securities	26,344,134	25,454,176	22,640,093
Loans, net of unearned income	25,996,192	24,587,944	20,976,466
Allowance for loan losses	(286,709)	(274,294)	(236,496)
Net loans	25,709,483	24,313,650	20,739,970
Premises and equipment, net of accumulated depreciation and amortization	117,603	127,054	121,947
Accrued interest receivable and other assets	984,424	986,523	1,044,125
Total assets	$55,867,745	$53,500,787	$48,400,379
Liabilities and total equity:
Liabilities:
Noninterest-bearing demand deposits	$40,593,302	$37,515,355	$35,046,371
Interest-bearing deposits	8,293,993	8,421,177	7,418,920
Total deposits	48,887,295	45,936,532	42,465,291
Short-term borrowings	417,246	1,102,140	470
Other liabilities	1,062,391	1,206,660	1,145,154
Long-term debt	695,972	695,731	749,429
Total liabilities	51,062,904	48,941,063	44,360,344
SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 53,210,627 shares, 52,922,219 shares, and 52,684,159 shares outstanding, respectively	53	53	53
Additional paid-in capital	1,346,586	1,326,998	1,283,485
Retained earnings (1)	3,397,879	3,160,081	2,601,007
Accumulated other comprehensive (loss) income	(86,865)	(71,686)	14,890
Total SVBFG stockholders’ equity	4,657,653	4,415,446	3,899,435
Noncontrolling interests	147,188	144,278	140,600
Total equity	4,804,841	4,559,724	4,040,035
Total liabilities and total equity	$55,867,745	$53,500,787	$48,400,379

(1)
Effective January 1, 2018, we adopted Accounting Standard update ("ASU") 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, resulting in the reclassification of public equity securities out of our AFS securities portfolio into our non-marketable and other equity securities portfolio. In addition, upon adoption of this guidance, equity investments carried at cost in our non-marketable and other equity securities portfolio were remeasured, and are carried, at fair value. This guidance was adopted using the modified retrospective method with a cumulative adjustment to opening retained earnings. As such, prior period amounts have not been restated.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Three months ended
	June 30, 2018			March 31, 2018			June 30, 2017
(Dollars in thousands, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$2,346,820	$6,187	1.06%	$2,713,976	$5,756	0.86%	$3,903,377	$7,323	0.75%
Investment securities: (2)
Available-for-sale securities:
Taxable	10,048,423	46,606	1.86	10,748,512	47,976	1.81	12,393,079	48,271	1.56
Held-to-maturity securities:
Taxable	13,969,843	90,544	2.60	12,415,508	76,501	2.50	8,964,785	47,251	2.11
Non-taxable (3)	1,142,311	9,704	3.41	818,818	6,446	3.19	163,622	1,361	3.34
Total loans, net of unearned income (4) (5)	24,858,503	330,297	5.33	23,807,212	297,073	5.06	20,508,541	250,197	4.89
Total interest-earning assets	52,365,900	483,338	3.70	50,504,026	433,752	3.48	45,933,404	354,403	3.10
Cash and due from banks	534,908			400,256			356,884
Allowance for loan losses	(280,679)			(263,086)			(250,167)
Other assets (6)	1,800,517			1,726,046			1,509,243
Total assets	$54,420,646			$52,367,242			$47,549,364
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$554,411	$106	0.08%	$608,686	$116	0.08%	$424,070	$81	0.08%
Money market deposits	6,265,809	6,021	0.39	6,337,944	3,855	0.25	5,689,552	1,967	0.14
Money market deposits in foreign offices	220,334	21	0.04	181,294	18	0.04	210,069	22	0.04
Time deposits	56,755	23	0.16	47,029	13	0.11	47,376	15	0.13
Sweep deposits in foreign offices	1,060,192	100	0.04	980,341	95	0.04	1,138,509	112	0.04
Total interest-bearing deposits	8,157,501	6,271	0.31	8,155,294	4,097	0.20	7,509,576	2,197	0.12
Short-term borrowings	121,098	580	1.92	112,063	434	1.57	2,690	11	1.64
3.50% Senior Notes	347,415	3,146	3.63	347,332	3,145	3.67	347,087	3,143	3.63
5.375% Senior Notes	348,399	4,861	5.60	348,242	4,859	5.66	347,785	4,853	5.60
Junior Subordinated Debentures	—	—	—	—	—	—	54,435	831	6.12
6.05% Subordinated Notes	—	—	—	—	—	—	30,934	196	2.54
Total interest-bearing liabilities	8,974,413	14,858	0.66	8,962,931	12,535	0.57	8,292,507	11,231	0.54
Portion of noninterest-bearing funding sources	43,391,487			41,541,095			37,640,897
Total funding sources	52,365,900	14,858	0.11	50,504,026	12,535	0.10	45,933,404	11,231	0.10
Noninterest-bearing funding sources:
Demand deposits	39,814,450			37,950,787			34,629,070
Other liabilities	908,594			952,032			617,097
SVBFG stockholders’ equity	4,581,591			4,364,667			3,874,880
Noncontrolling interests	141,598			136,825			135,810
Portion used to fund interest-earning assets	(43,391,487)			(41,541,095)			(37,640,897)
Total liabilities and total equity	$54,420,646			$52,367,242			$47,549,364
Net interest income and margin		$468,480	3.59%		$421,217	3.38%		$343,172	3.00%
Total deposits	$47,971,951			$46,106,081			$42,138,646
Average SVBFG stockholders’ equity as a percentage of average assets			8.42%			8.33%			8.15%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(2,037)			(1,354)			(476)
Net interest income, as reported		$466,443			$419,863			$342,696

(1)
Includes average interest-earning deposits in other financial institutions of $0.9 billion, $1.2 billion and $1.0 billion; and $1.3 billion, $1.4 billion and $2.8 billion deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate, for the quarters ended June 30, 2018, March 31, 2018 and June 30, 2017, respectively.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.

(3)
Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 21.0 percent for June 30, 2018 and March 31, 2018 and 35.0 percent for the 2017 period presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $38 million, $30 million and $33 million for the quarters ended June 30, 2018, March 31, 2018 and June 30, 2017, respectively.

(6)
Average investment securities of $773 million, $787 million and $663 million for the quarters ended June 30, 2018, March 31, 2018 and June 30, 2017, respectively, were classified as other assets as they are noninterest-earning assets. These investments consist primarily of non-marketable and other equity securities.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Six months ended
	June 30, 2018			June 30, 2017
(Dollars in thousands, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$2,529,384	$11,943	0.95%	$3,207,021	$10,459	0.66%
Investment securities: (2)
Available-for-sale securities:
Taxable	10,396,533	94,582	1.83	12,471,237	93,978	1.52
Held-to-maturity securities:
Taxable	13,196,969	167,045	2.55	8,731,526	91,347	2.11
Non-taxable (3)	981,458	16,149	3.32	134,226	2,355	3.54
Total loans, net of unearned income (4) (5)	24,335,762	627,371	5.20	20,290,141	477,538	4.75
Total interest-earning assets	51,440,106	917,090	3.60	44,834,151	675,677	3.04
Cash and due from banks	467,954			355,790
Allowance for loan losses	(271,931)			(242,264)
Other assets (6)	1,763,487			1,483,733
Total assets	$53,399,616			$46,431,410
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$581,399	$222	0.08%	$409,579	$156	0.08%
Money market deposits	6,301,677	9,876	0.32	5,608,069	3,465	0.12
Money market deposits in foreign offices	200,922	39	0.04	180,934	38	0.04
Time deposits	51,919	36	0.14	50,576	32	0.13
Sweep deposits in foreign offices	1,020,487	194	0.04	1,130,906	223	0.04
Total interest-bearing deposits	8,156,404	10,367	0.26	7,380,064	3,914	0.11
Short-term borrowings	116,605	1,014	1.75	34,902	131	0.76
3.50% Senior Notes	347,373	6,291	3.65	347,047	6,285	3.65
5.375% Senior Notes	348,321	9,721	5.63	347,711	9,704	5.63
Junior Subordinated Debentures	—	—	—	54,456	1,663	6.16
6.05% Subordinated Notes	—	—	—	38,673	467	2.44
Total interest-bearing liabilities	8,968,703	27,393	0.62	8,202,853	22,164	0.54
Portion of noninterest-bearing funding sources	42,471,403			36,631,298
Total funding sources	51,440,106	27,393	0.11	44,834,151	22,164	0.10
Noninterest-bearing funding sources:
Demand deposits	38,887,766			33,674,549
Other liabilities	930,193			614,961
SVBFG stockholders’ equity	4,473,729			3,803,902
Noncontrolling interests	139,225			135,145
Portion used to fund interest-earning assets	(42,471,403)			(36,631,298)
Total liabilities and total equity	$53,399,616			$46,431,410
Net interest income and margin		$889,697	3.49%		$653,513	2.94%
Total deposits	$47,044,170			$41,054,613
Average SVBFG stockholders’ equity as a percentage of average assets			8.38%			8.19%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(3,391)			(824)
Net interest income, as reported		$886,306			$652,689

(1)
Includes average interest-earning deposits in other financial institutions of $1.1 billion and $0.9 billion for the six months ended June 30, 2018 and 2017, respectively. The balance also includes $1.3 billion and $2.2 billion deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate for the six months ended June 30, 2018 and 2017, respectively.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.

(3)
Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 21.0 percent for 2018 and 35.0 percent for 2017 periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $68 million and $60 million for the years ended June 30, 2018 and 2017, respectively.

(6)
Average investment securities of $780 million and $661 million for the six months ended June 30, 2018 and 2017, respectively, were classified as other assets as they are noninterest-earning assets. These investments consisted primarily of non-marketable and other equity securities.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	three and six months ended			Six months ended
(Shares in thousands)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Weighted average common shares outstanding—basic	53,064	52,883	52,537	52,974	52,441
Effect of dilutive securities:
Stock options and employee stock purchase plan	400	420	368	408	397
Restricted stock units	312	382	289	350	342
Total effect of dilutive securities	712	802	657	758	739
Weighted average common shares outstanding—diluted	53,776	53,685	53,194	53,732	53,180
SVB Financial and Bank Capital Ratios

	June 30, 2018	March 31, 2018	June 30, 2017
SVB Financial:
CET 1 risk-based capital ratio	12.92%	12.87%	13.05%
Tier 1 risk-based capital ratio	13.10	13.06	13.43
Total risk-based capital ratio	14.03	13.99	14.39
Tier 1 leverage ratio	8.81	8.67	8.40
Tangible common equity to tangible assets ratio (1)	8.34	8.25	8.06
Tangible common equity to risk-weighted assets ratio (1)	12.68	12.65	13.11
Silicon Valley Bank:
CET 1 risk-based capital ratio	11.76%	11.90%	12.59%
Tier 1 risk-based capital ratio	11.76	11.90	12.59
Total risk-based capital ratio	12.72	12.88	13.59
Tier 1 leverage ratio	7.72	7.69	7.66
Tangible common equity to tangible assets ratio (1)	7.39	7.41	7.58
Tangible common equity to risk-weighted assets ratio (1)	11.52	11.68	12.65

(1)	These are non-GAAP measures. A reconciliation of non-GAAP measures to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Loan Concentrations

(Dollars in thousands, except ratios and client data)	June 30, 2018	March 31, 2018	June 30, 2017
Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million
Commercial loans:
Software/internet	$2,110,768	$2,264,061	$1,717,437
Hardware	622,187	691,808	543,535
Private equity/venture capital	8,727,107	7,683,646	6,039,986
Life science/healthcare	805,240	643,344	581,634
Premium wine (1)	59,434	34,445	41,347
Other	34,728	34,728	162,789
Total commercial loans	12,359,464	11,352,032	9,086,728
Real estate secured loans:
Premium wine (1)	110,721	111,454	127,691
Consumer (2)	—	—	—
Other	—	20,133	20,733
Total real estate secured loans	110,721	131,587	148,424
Construction loans	—	—	22,775
Consumer loans (2)	157,329	114,869	84,618
Total loans individually equal to or greater than $20 million	$12,627,514	$11,598,488	$9,342,545
Loans (individually or in the aggregate) to any single client, less than $20 million
Commercial loans:
Software/internet	$4,181,020	$4,006,896	$3,725,095
Hardware	659,246	657,433	587,646
Private equity/venture capital	3,505,898	3,538,203	2,862,450
Life science/healthcare	1,353,096	1,355,432	1,166,679
Premium wine	139,375	154,537	169,629
Other	294,532	192,573	285,313
Total commercial loans	10,133,167	9,905,074	8,796,812
Real estate secured loans:
Premium wine	575,520	565,524	567,459
Consumer	2,477,871	2,359,197	2,125,326
Other	41,477	21,699	22,332
Total real estate secured loans	3,094,868	2,946,420	2,715,117
Construction loans	65,286	59,728	58,246
Consumer loans	239,947	236,042	191,226
Total loans individually less than $20 million	$13,533,268	$13,147,264	$11,761,401
Total gross loans	$26,160,782	$24,745,752	$21,103,946
Loans individually equal to or greater than $20 million as a percentage of total gross loans	48.3%	46.9%	44.3%
Total clients with loans individually equal to or greater than $20 million	318	295	251
Loans individually equal to or greater than $20 million on nonaccrual status	$28,202	$31,124	$77,093

(1)	Premium wine clients can have loan balances included in both commercial loans and real estate secured loans, the combination of which are equal to or greater than $20 million.

(2)	Consumer loan clients can have loan balances included in both real estate secured loans and other consumer loans, the combination of which are equal to or greater than $20 million.

Credit Quality

(Dollars in thousands, except ratios)	June 30, 2018	March 31, 2018	June 30, 2017
Gross nonaccrual, past due, and restructured loans:
Nonaccrual loans	$124,842	$116,667	$120,172
Loans past due 90 days or more still accruing interest	462	7	85
Total nonperforming loans	125,304	116,674	120,257
OREO and other foreclosed assets	—	—	—
Total nonperforming assets	$125,304	$116,674	$120,257
Nonperforming loans as a percentage of total gross loans	0.48%	0.47%	0.57%
Nonperforming assets as a percentage of total assets	0.22	0.22	0.25
Allowance for loan losses	$286,709	$274,294	$236,496
As a percentage of total gross loans	1.10%	1.11%	1.12%
As a percentage of total gross nonperforming loans	228.81	235.09	196.66
Allowance for loan losses for nonaccrual loans	$53,677	$44,261	$40,558
As a percentage of total gross loans	0.21%	0.18%	0.19%
As a percentage of total gross nonperforming loans	42.84	37.94	33.73
Allowance for loan losses for total gross performing loans	$233,032	$230,033	$195,938
As a percentage of total gross loans	0.89%	0.93%	0.93%
As a percentage of total gross performing loans	0.90	0.93	0.93
Total gross loans	$26,160,782	$24,745,752	$21,103,946
Total gross performing loans	26,035,478	24,629,078	20,983,689
Allowance for unfunded credit commitments (1)	54,104	52,823	47,000
As a percentage of total unfunded credit commitments	0.29%	0.31%	0.28%
Total unfunded credit commitments (2)	$18,728,360	$17,170,802	$16,786,807

(1)	The “allowance for unfunded credit commitments” is included as a component of “other liabilities.”

(2)	Includes unfunded loan commitments and letters of credit.

Average Off-Balance Sheet Client Investment Funds(1)

	Three months ended			Six months ended
(Dollars in millions)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Sweep money market funds	$30,164	$26,132	$18,463	$28,148	$18,091
Client investment assets under management (2)	33,443	30,699	24,423	32,071	23,735
Repurchase agreements	7,705	7,546	6,223	7,626	5,794
Total average client investment funds	$71,312	$64,377	$49,109	$67,845	$47,620

Period-end Off-Balance Sheet Client Investment Funds(1)

	Period-end balances at
(Dollars in millions)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Sweep money market funds	$31,859	$29,421	$23,911	$20,664	$19,249
Client investment assets under management (2)	35,509	31,423	29,344	26,718	25,426
Repurchase agreements	8,406	6,895	7,074	6,860	7,223
Total period-end client investment funds	$75,774	$67,739	$60,329	$54,242	$51,898

(1)	Off-Balance sheet client investment funds are maintained at third-party financial institutions.

(2)	These funds represent investments in third-party money market mutual funds and fixed income securities managed by SVB Asset Management.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP core fee income, non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP non-marketable and other equity securities, non-GAAP noninterest expense and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income and certain other financial line items in certain periods:

•
Income and expense attributable to noncontrolling interests — As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of certain SVB Capital funds. The relevant amounts attributable to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests.” Our net income available to common stockholders/certain financial line items include only the portion of income or loss related to our ownership interest.

In addition, in this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from calculations that are otherwise required under GAAP, including:

•
Tangible common equity to tangible assets ratio; tangible common equity to risk-weighted assets ratio — These ratios are not required by GAAP or applicable bank regulatory requirements, and are used by management to evaluate the adequacy of our capital levels. Risk-based capital guidelines require a minimum level of capital as a percentage of risk-weighted assets. Risk-weighted assets are calculated by assigning assets and off-balance sheet items to broad risk categories. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles, if any.

•
Non-GAAP operating efficiency ratio — This ratio excludes certain financial items that are otherwise required under GAAP. It is calculated by dividing noninterest expense by total revenue, after adjusting both amounts by income (losses) and expense attributable to noncontrolling interests and adjustments to net interest income for a taxable equivalent basis.

•
Non-GAAP core fee income — This measure represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. We do not provide our outlook for the expected full year results for these excluded items, which include gains or losses on investment securities, equity warrant assets and other noninterest income items.

	Three months ended					Six months ended
Non-GAAP noninterest income, net of noncontrolling interests (Dollars in thousands)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	June 30, 2018	June 30, 2017
GAAP noninterest income	$192,689	$155,518	$152,266	$158,778	$128,528	$348,207	$246,187
Less: income attributable to noncontrolling interests, including carried interest allocation	9,445	13,024	7,743	5,614	9,536	22,469	16,095
Non-GAAP noninterest income, net of noncontrolling interests	$183,244	$142,494	$144,523	$153,164	$118,992	$325,738	$230,092

	Three months ended					Six months ended
Non-GAAP core fee income (Dollars in thousands)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	June 30, 2018	June 30, 2017
GAAP noninterest income	$192,689	$155,518	$152,266	$158,778	$128,528	$348,207	$246,187
Less: gains on investment securities, net	36,114	9,058	15,765	15,238	17,630	45,172	33,600
Less: net gains on equity warrant assets	19,061	19,191	12,123	24,922	10,820	38,252	17,510
Less: other noninterest income	14,390	12,259	17,982	15,896	12,811	26,649	25,232
Non-GAAP core fee income	$123,124	$115,010	$106,396	$102,722	$87,267	$238,134	$169,845

	Three months ended					Six months ended
Non-GAAP net gains on investment securities, net of noncontrolling interests (Dollars in thousands)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	June 30, 2018	June 30, 2017
GAAP net gains on investment securities	$36,114	$9,058	$15,765	$15,238	$17,630	$45,172	$33,600
Less: income attributable to noncontrolling interests, including carried interest allocation	9,672	12,905	7,764	5,496	9,465	22,577	15,927
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$26,442	$(3,847)	$8,001	$9,742	$8,165	$22,595	$17,673

	Three months ended					Six months ended
Non-GAAP operating efficiency ratio, net of noncontrolling interests (Dollars in thousands, except ratios)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	June 30, 2018	June 30, 2017
GAAP noninterest expense	$305,739	$265,417	$264,015	$257,761	$251,246	$571,156	$488,879
Less: expense attributable to noncontrolling interests	227	(32)	296	125	223	195	392
Non-GAAP noninterest expense, net of noncontrolling interests	$305,512	$265,449	$263,719	$257,636	$251,023	$570,961	$488,487

GAAP net interest income	$466,443	$419,863	$393,706	$373,974	$342,696	$886,306	$652,689
Adjustments for taxable equivalent basis	2,037	1,354	1,621	631	476	3,391	824
Non-GAAP taxable equivalent net interest income	$468,480	$421,217	$395,327	$374,605	$343,172	$889,697	$653,513
Less: net interest income attributable to noncontrolling interests	10	9	7	9	10	19	17
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	$468,470	$421,208	$395,320	$374,596	$343,162	$889,678	$653,496

GAAP noninterest income	$192,689	$155,518	$152,266	$158,778	$128,528	$348,207	$246,187
Less: income attributable to noncontrolling interests	9,445	13,024	7,743	5,614	9,536	22,469	16,095
Non-GAAP noninterest income, net of noncontrolling interests	$183,244	$142,494	$144,523	$153,164	$118,992	$325,738	$230,092

GAAP total revenue	$659,132	$575,381	$545,972	$532,752	$471,224	$1,234,513	$898,876
Non-GAAP taxable equivalent revenue, net of noncontrolling interests	$651,714	$563,702	$539,843	$527,760	$462,154	$1,215,416	$883,588

GAAP operating efficiency ratio	46.39%	46.13%	48.36%	48.38%	53.32%	46.27%	54.39%
Non-GAAP, net of noncontrolling interests operating efficiency ratio	46.88	47.09	48.85	48.82	54.32	46.98	55.28

Non-GAAP non-marketable and other equity securities, net of noncontrolling interests (Dollars in thousands)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
GAAP non-marketable and other equity securities	$852,505	$824,936	$651,053	$627,469	$630,670
Less: amounts attributable to noncontrolling interests	130,216	125,568	120,409	121,401	124,453
Non-GAAP non-marketable and other equity securities, net of noncontrolling interests	$722,289	$699,368	$530,644	$506,068	$506,217

SVB Financial Group tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
GAAP SVBFG stockholders’ equity (tangible common equity)	$4,657,653	$4,415,446	$4,179,795	$4,059,813	$3,899,435
GAAP total assets (tangible assets)	$55,867,745	$53,500,787	$51,214,467	$50,754,287	$48,400,379
Risk-weighted assets	$36,727,118	$34,903,720	$32,736,959	$31,208,081	$29,754,958
Tangible common equity to tangible assets	8.34%	8.25%	8.16%	8.00%	8.06%
Tangible common equity to risk-weighted assets	12.68	12.65	12.77	13.01	13.11

Silicon Valley Bank tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Tangible common equity	$4,068,918	$3,900,094	$3,762,542	$3,728,890	$3,607,234
Tangible assets	$55,035,371	$52,622,450	$50,383,774	$49,937,343	$47,571,865
Risk-weighted assets	$35,326,564	$33,396,675	$31,403,489	$29,970,913	$28,515,724
Tangible common equity to tangible assets	7.39%	7.41%	7.47%	7.47%	7.58%
Tangible common equity to risk-weighted assets	11.52	11.68	11.98	12.44	12.65